As filed with the Securities and Exchange Commission on May 19, 2014

Registration No. 333-194459

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2503 S. Hanley Road

St. Louis, MO 63144 (314) 644-7600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Diedre J. Gray

Senior Vice President, General Counsel and Corporate Secretary Post Holdings, Inc. 2503 S. Hanley Road St. Louis, MO 63144

Telephone: (314) 644-7600 Fax: (314) 646-3367

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Tom W. Zook

Lewis, Rice & Fingersh, L.C. 600 Washington, Suite 2500 St. Louis, MO 63101 Tel: (314) 444-7600 Fax: (314) 612-7671

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $.01 per share
Preferred Stock, par value $.01 per share
Senior and Subordinated Debt Securities
Warrants to purchase common stock or preferred stock
Purchase Contracts
Units
Total

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.
(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-194459) (the “Registration Statement”) of Post Holdings, Inc. is being filed to (i) add Debt Securities to the Registration Statement, (ii) make corresponding changes to the prospectus included in Part I of the Registration Statement, change the date on the cover page of the prospectus to correspond to the date of this post-effective amendment and update as appropriate the information contained in such prospectus and (iii) file or incorporate by reference additional exhibits to the Registration Statement.

PROSPECTUS

Post Holdings, Inc.

Common Stock

Preferred Stock

Senior Debt Securities

Subordinated Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell any of the following securities from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	senior debt securities;

•	subordinated debt securities;

•	warrants to purchase common stock, preferred stock or debt securities;

•	purchase contracts; and

•	units.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “POST.” On May 16, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $46.96 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or unless the context otherwise requires, all references to “we,” “our,” “us,” “Post” or the “Company” refer to Post Holdings, Inc., a Missouri corporation, together with its consolidated subsidiaries. References in this prospectus to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than Post prior to the separation). References in this prospectus to the “separation” refer to the separation of Post from Ralcorp on February 3, 2012. “Post cereals business” refers to the branded ready-to-eat cereals business of Post or, if prior to the separation, of Ralcorp. All references to “we,” “our,” “us,” “Post” or the “Company” in the context of historical results prior to the separation refer to the Post cereals business.

FORWARD LOOKING STATEMENTS

Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, are made throughout this prospectus. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “aim,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this report. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	our high leverage and substantial debt, including covenants that restrict the operation of our business;

•	our ability to service our outstanding debt or obtain additional financing;

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to identify and complete acquisitions, manage our growth and integrate acquisitions;

•	changes in our cost structure, management, financing and business operations;

•	significant increases in the costs of certain commodities, packaging or energy used to manufacture our products;

•	our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility;

•	our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs;

•	our ability to successfully implement business strategies to reduce costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	the loss or bankruptcy of a significant customer;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	our ability to anticipate changes in consumer preferences and trends;

•	changes in economic conditions and consumer demand for our products;

•	disruptions in the U.S. and global capital and credit markets;

•	labor strikes, work stoppages or unionization efforts by our employees;

•	legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations;

•	our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales;

•	disruptions or inefficiencies in supply chain;

•	our reliance on third party manufacturers for certain of our products;

•	fluctuations in foreign currency exchange rates;

•	consolidations among the retail grocery and foodservice industries;

•	change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	losses or increased funding and expenses related to our qualified pension plans;

•	loss of key employees;

•	our ability to protect our intellectual property;

•	changes in weather conditions, natural disasters and other events beyond our control;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	our ability to operate effectively as a stand-alone, publicly traded company;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses;

•	business disruptions caused by information technology failures; and

•	other risks and uncertainties included under “Risk Factors” in this prospectus and those included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014 (the second Form 8-K only) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this document to conform these statements to actual results or to changes in our expectations.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions on which such data are based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources and we cannot guarantee its accuracy or completeness. Market share data is based on information from Nielsen and is referenced Food, Drug and Mass Merchandisers (“FDM”) or Expanded All Outlets Combined (“xAOC”), which includes FDM plus Walmart, club stores and certain other retailers. Nielsen’s xAOC is representative of food, drug and mass merchandisers (including Walmart), some club retailers (Sam’s & BJs), some dollar retailers (Dollar General, Family Dollar & Dollar Tree) and military.

TRADEMARKS AND SERVICE MARKS

The logos, trademarks, trade names and service marks mentioned in this prospectus, including Honey Bunches of Oats®, Pebbles™, Post Selects®, Great Grains®, Post Shredded Wheat®, Golden Crisp®, Alpha-Bits®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, Honeycomb®, Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein®, Joint Juice®, Dymatize® and Supreme Protein® brands are currently the property of, or are under license by, Post or its subsidiaries. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.postholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC on November 27, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2013 filed with the SEC on February 7, 2014 and March 31, 2014, filed with the SEC on May 9, 2014;

•

our Current Reports on Form 8-K filed with the SEC on October 17, 2013, November 13, 2013 (the second and fourth Form 8-Ks only); November 18, 2013, December 9, 2013 (the second Form 8-K and Items 1.01 and 9.01 only of the first Form 8-K), December 10, 2013, December 16, 2013, January 2,

2014 (as amended by the Form 8-K/A filed on January 21, 2014), January 7, 2014, January 10, 2014, January 14, 2014, February 3, 2014, February 6, 2014 (the second Form 8-K), March 10, 2014 (the second, third and fourth Form 8-Ks only), March 12, 2014, March 18, 2014, March 19, 2014, April 17, 2014 (the second Form 8-K only, which contained a discussion under Item 1.01 of the Agreement and Plan of Merger for the Michael Foods transaction and the related debt financing), May 5, 2014 and May 19, 2014;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on December 13, 2013, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013; and

•	the description of our common stock contained in our Form 10 registration statement which was declared effective January 26, 2012.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Post Holdings, Inc.

2503 S. Hanley Road St. Louis, MO 63144 Attention: Investor Relations (314) 644-7600

THE COMPANY

We are a consumer packaged goods holding company currently operating in the center-of-the-store, active nutrition and private label food categories primarily in the United States and Canada. In February 2012, we completed our legal separation via a tax free spin-off from Ralcorp and began trading on the New York Stock Exchange under the ticker symbol “POST.” In 2012, we had a single operating segment, Post Foods. As a result of recent acquisitions, we now operate four principal businesses: Post Foods, Attune Foods, Active Nutrition and Private Brands. The Post Foods business predominately includes the Post branded ready-to-eat cereal business. The Attune Foods business manufactures, markets and distributes premium natural and organic cereals and snacks and includes the business of Attune Foods, Inc., which we acquired in December 2012 and certain assets of the Hearthside Food Solutions private label and branded cereal, granola and snack businesses, which we acquired in May 2013. The Active Nutrition business markets and distributes high protein bars and shakes as well as nutritional supplements, and includes the business of Premier Nutrition Corporation, which we acquired in September 2013, and the business of Dymatize Enterprises, LLC, which we acquired in February 2014. Our Private Brands business consists of the recent acquisitions of Dakota Growers Pasta Company, Inc. and Golden Boy Foods Ltd., which we acquired in January 2014 and February 2014, respectively.

Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144, and our telephone number is (314) 644-7600.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors included in or incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014 (the second Form 8-K only), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated are set forth below. For purposes of calculating these ratios, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges and amortization of capitalized expense, reduced by capitalized interest. Fixed charges include interest expense, capitalized interest and our estimate of the interest component of rent expense. Fixed charges plus preferred stock dividends include interest expense, capitalized interest, our estimate of the interest component of rent expense and, for fiscal year 2013 and subsequent periods, dividends on our Series B and Series C preferred stock.

	Six Months Ended March 31, 2014		Fiscal Year Ended September 30,
			2013	2012	2011		2010	2009
Ratio of Earnings to Fixed Charges	—	(1)	1.3	2.3	—	(2)	3.6	3.6
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	—	(1)	1.2	2.3	—	(2)	3.6	3.6

(1)	For the six months ended March 31, 2014, earnings were insufficient to cover each of (a) fixed charges, and (b) fixed charges and preferred stock dividends by $41.9 million.
(2)	For the year ended September 30, 2011, earnings were insufficient to cover fixed charges by $434.9 million.

The fiscal year ratios presented above are based on our historical audited consolidated financial statements and selected financial data included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and incorporated by reference in this prospectus. The ratio presented above for the six months ended March 31, 2014 is based on our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed with the SEC and incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated articles of incorporation provide that we may issue up to 300,000,000 shares of common stock. As of May 6, 2014, there were 38,456,241 shares of our common stock issued and outstanding.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the our board of directors with respect to any shares of our preferred stock, the holders of such shares will exclusively possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Dividends. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock on the applicable record date will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders.

Other Rights. Our articles of incorporation do not provide for any preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. We are able to issue additional shares of common stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of unissued and unreserved common stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common stock unless our board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications and limitations or restrictions thereof of the shares constituting any series, without any further vote or action by the shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights. Our board of directors is expressly authorized to determine, for each class or series of preferred stock, the following information:

•	the number of shares constituting such series of preferred stock and the designation thereof;

•	the rate and times at which, and the conditions, if any, under which dividends will be payable on shares of that series, the status of those dividends as cumulative or non-cumulative and the priority of payments;

•	the voting rights pertaining to shares of the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities, including common stock, and the price and other terms and conditions of conversion or exchange;

•	the price or prices, times, terms and conditions upon which the shares of the series may be redeemed;

•	the terms of a sinking fund, if any, to be provided for such shares;

•	the rights which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

•	whether to include, from time to time, any additional shares of preferred stock in the series; and

•	any other relative powers, preferences and rights, and any qualifications, limitations or restrictions thereof.

Authorizing the board of directors to establish preferred stock eliminates delays associated with seeking shareholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of us at a price which many shareholders find attractive. These provisions could also make it more difficult for our shareholders to effect certain corporate actions, including the election of directors.

Series B Preferred Stock

We have issued 2,415,000 shares of our 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, which we refer to as the “Series B preferred stock.” The terms of the Series B preferred stock are set forth in a Certificate of Designation, Preferences and Rights of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (which we refer to as the “Series B certificate of designation”), which we have filed with the Missouri Secretary of State and which has become a part of our amended and restated articles of incorporation.

Ranking. The Series B preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series B preferred stock;

•	on parity with any other class or series of our capital stock, including the 2.5% Series C Cumulative Perpetual Convertible Preferred Stock described below, expressly designated as ranking on parity with the Series B preferred stock;

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series B preferred stock;

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

Dividends. Holders of the Series B preferred stock are entitled to receive cumulative cash dividends at the rate of 3.75% per annum of the $100 liquidation preference per share of the Series B preferred stock, subject to certain adjustments. Dividends on the Series B preferred stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends on the Series B preferred stock accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Series B preferred stock will have the right to receive $100 per share of the Series B preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series B preferred stock as to liquidation rights.

Maturity. The Series B preferred stock has no maturity date, and will remain outstanding unless converted by the holders or redeemed by us.

Optional Redemption. We may not redeem the Series B preferred stock prior to February 15, 2018. On or after February 15, 2018, we will have the option to redeem some or all the shares of the Series B preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends to the redemption date if the closing sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. The redemption price will be paid solely in cash. However, if accrued and unpaid dividends on the Series B preferred stock for all complete dividend periods prior to the dividend period in which the redemption date falls have not been paid, the Series B preferred stock may not be called for redemption. Our right to redeem the Series B preferred stock is subject to the right of holders of Series B preferred stock to convert their Series B preferred stock prior to the redemption date, as described below.

Limited Voting Rights. Holders of shares of the Series B preferred stock will generally have no voting rights, except as otherwise required by Missouri law. However, if dividends on any shares of the Series B preferred stock or any other class or series of preferred stock that ranks equally with the Series B preferred stock as to payment of dividends and with equivalent voting rights have not been declared or paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Series B preferred stock, together with holders of any other series of our preferred stock ranking equally with the Series B preferred stock as to payment of dividends and with equivalent voting rights, will be entitled to vote for the election of two additional directors to our board, subject to certain terms and limitations. Without the consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock together with any other series of our preferred stock ranking on parity as to dividends or liquidation rights and with equivalent voting rights, voting as a single class, we may not create, or increase the shares of, any class or series of stock ranking senior to the Series B preferred stock with respect to dividend payments or liquidation rights, or create any obligation or security convertible into or evidencing the right to purchase any such shares or amend our Amended and Restated Articles of Incorporation so as to materially and adversely affect any rights of the Series B preferred stock.

Conversion Rights. Holders of shares of the Series B preferred stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of the Series B preferred stock at an initial conversion rate of 2.1192 shares of our common stock per $100 liquidation preference, which is equivalent to an initial conversion price of approximately $47.19 per share of our common stock (subject to adjustment in certain events). Subject to certain exceptions, we will not make any payments in respect of, or adjust the conversion rate to account for, accrued and unpaid dividends on the Series B preferred stock to the conversion date except as provided in the certificate and noted below.

Make-Whole Premium Upon a Fundamental Change. The conversion rate of the Series B preferred stock may be adjusted in connection with a “fundamental change.” The term “fundamental change” generally includes events such as:

•	a person or group other than us or our subsidiaries beneficially owning more than 50% of the voting power of our common stock;

•	with certain exceptions, including where at least 90% of the consideration received by holders of our common stock for the fundamental change transaction consists of publicly traded common stock and our Series B preferred stock is convertible into such stock, consummation of a recapitalization or reclassification of our common stock that results in our common stock being converted into or exchanged for stock or other securities or assets, or a business combination involving us that results in our common stock being converted into cash, securities or other property, or a sale, lease or other transfer of all or substantially all of our assets to any person other than one of our subsidiaries;

•	approval by our shareholders of our liquidation or dissolution; or

•	our common stock ceasing to be listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Upon the occurrence of a fundamental change, a holder may elect to convert its convertible Series B preferred stock in connection with the fundamental change as follows:

(A) if our “stock price” (as defined in the Series B Certificate of Designation) is greater than or equal to $37.75 per share (subject to adjustment as provided in the certificate of designation), the holder may elect to have the conversion rate increased by a number of additional shares of our common stock determined based on the stock price and effective date of the fundamental change; or

(B) regardless of the “stock price,” the holder may elect to have the conversion rate increased to equal the quotient of “(x)” divided by “(y),” where “(x)” equals the sum of the $100 liquidation preference of the Series B preferred stock and all accrued and unpaid dividends to the fundamental change settlement date (as defined in the Series B Certificate of Designation), and where “(y)” equals the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to the fundamental change settlement date.

The certificate of designation for the Series B preferred stock originally provided that the conversion rate adjustment described in clause (B) above would not exceed 2.6490 shares of our common stock per share of Series B Preferred Stock, which we refer to as the “share cap.” However, at our 2014 annual meeting of shareholders, our shareholders approved a proposal to increase the share cap to 5.2980 shares of our common stock per share of our Series B Preferred Stock, which we refer to as the “adjusted share cap.” The adjusted share cap permits us to issue up to 12,794,670 shares of common stock upon conversion of our Series B Preferred Stock in connection with clause (B) above.

A description of how the fundamental change make-whole premium will be determined and a table showing the fundamental change make-whole premium that would apply at various stock prices and effective dates is set forth in the Series B certificate of designation.

Conversion Rate Adjustments. The conversion rate of the Series B preferred stock is subject to adjustment upon the occurrence of certain events, including if we distribute cash dividends to holders of outstanding shares of our common stock. At our 2014 annual meeting, our shareholders approved a proposal that had the effect of approving the increase in the share cap to the adjusted share cap as described above and all increases in the number of shares of our common stock arising from changes in the conversion rate of the Series B preferred stock due to recapitalizations, reclassifications and other changes in our common stock.

No Registration Rights; Increased Dividend Rate. Holders of the Series B preferred stock may only resell their shares or the common stock issuable upon conversion of the Series B preferred stock pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws. However, if and for so long as, the restrictive legend on the Series B preferred stock has not been removed, the Series B preferred stock is assigned a restricted CUSIP number or the Series B preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B preferred stock or the related certificate of designations), as of the 365th day after the last date of original issuance of the Series B preferred stock, the per annum dividend rate on the Series B preferred stock will be increased to 4.25% until the restrictive legend is removed, the Series B preferred stock is assigned an unrestricted CUSIP number and the Series B preferred stock is freely tradable.

Series C Preferred Stock

We have issued 3,200,000 shares of our 2.5% Series C Cumulative Perpetual Convertible Preferred Stock, which we refer to as the “Series C preferred stock.” The terms of the Series C preferred stock are set forth in a

Certificate of Designation, Preferences and Rights of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock (which we refer to as the “Series C certificate of designation”), which we have filed with the Missouri Secretary of State and which has become a part of our amended and restated articles of incorporation.

Ranking. The Series C preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series C preferred stock;

•	on parity with any other class or series of our capital stock, including the Series B preferred stock, expressly designated as ranking on parity with the Series C preferred stock;

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series C preferred stock;

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by Post.

Dividends. Holders of the Series C preferred stock are entitled to receive cumulative cash dividends at the rate of 2.5% per annum of the $100 liquidation preference per share of the Series C preferred stock, subject to certain adjustments. Dividends on the Series C preferred stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends on the Series C preferred stock accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Series C preferred stock will have the right to receive $100 per share of the Series C preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series C preferred stock as to liquidation rights.

Maturity. The Series C preferred stock has no maturity date, and will remain outstanding unless converted by the holders or redeemed by us.

Optional Redemption. We may not redeem the Series C preferred stock prior to February 15, 2019. On or after February 15, 2019, we will have the option to redeem some or all the shares of the Series C preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends to the redemption date if the closing sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Post provides notice of redemption. The redemption price will be paid solely in cash. However, if accrued and unpaid dividends on the Series C preferred stock for all complete dividend periods prior to the dividend period in which the redemption date falls have not been paid, the Series C preferred stock may not be called for redemption. Our right to redeem the Series C preferred stock is subject to the right of holders of Series C preferred stock to convert their Series C preferred stock prior to the redemption date, as noted below and provided for in the Certificate.

Limited Voting Rights. Holders of shares of the Series C preferred stock will generally have no voting rights, except as otherwise required by Missouri law. However, if dividends on any shares of the Series C preferred stock or any other class or series of preferred stock that ranks equally with the Series C preferred stock as to payment of dividends and with equivalent voting rights have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Series C preferred stock, voting together as a single class with holders of any other series of our preferred stock ranking equally with the Series C preferred stock as to payment of dividends and with equivalent voting rights, will be entitled to vote for the election of two additional directors to our board, subject to certain terms and limitations. Without the consent of the holders of at least two-thirds of the outstanding shares of Series C preferred stock together with any other series of our preferred stock ranking on parity as to dividends or liquidation rights and with equivalent voting rights, voting as a single class, we may not create, or increase the shares of, any class or series of stock ranking senior to the Series C preferred stock with respect to dividend payments or liquidation rights, or create any obligation or security convertible into or evidencing the right to purchase any such shares or amend our Amended and Restated Articles of Incorporation so as to materially and adversely affect any rights of the Series C preferred stock.

Conversion Rights. Holders of shares of the Series C preferred stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of the Series C preferred stock at an initial conversion rate of 1.8477 shares of our common stock per $100 liquidation preference, which is equivalent to an initial conversion price of approximately $54.12 per share of our common stock (subject to adjustment in certain events). Subject to certain exceptions, we will not make any payments in respect of, or adjust the conversion rate to account for, accrued and unpaid dividends on the Series C preferred stock to the conversion date except as provided in the Series C certificate of designation and noted below.

Make-Whole Premium Upon a Fundamental Change. If a fundamental change occurs, a holder may elect to convert the Series C preferred stock in connection with the fundamental change. The term “fundamental change” generally includes events such as:

•	a “person” or “group” other than us or our subsidiaries owning more than 50% of the voting power of our common stock;

•	with certain exceptions, including where at least 90% of the consideration received by holders of our common stock for the fundamental change transaction consists of publicly traded common stock and our Series C preferred stock is convertible into such stock, consummation of a recapitalization or reclassification of our common stock that results in our common stock being converted into or exchanged for stock or other securities or assets, or a business combination involving us that results in our common stock being converted into cash, securities or other property, or a sale, lease or other transfer of all or substantially all of our assets to any person other than one of our subsidiaries;

•	approval by our shareholders of our liquidation or dissolution; or

•	our common stock ceasing to be listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Upon the occurrence of a fundamental change, a holder may elect to convert its Series C preferred stock in connection with the fundamental change as follows:

(A) if our stock price (as defined in the Series C certificate of designation) is greater than or equal to $49.20 per share (subject to adjustment as described in the certificate of designation), the holder may elect to have the conversion rate increased by a number of additional shares of our common stock based on the stock price and effective date of the fundamental change; or

(B) regardless of the stock price, the holder may elect to have the conversion rate increased to equal the quotient of “(x)” divided by “(y),” where “(x)” equals the sum of the $100 liquidation preference of the Series C preferred stock and all accrued and unpaid dividends to the fundamental change settlement date (as defined in the Series C certificate of designations), and where “(y)” equals by the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to the fundamental change settlement date.

The certificate of designation for the Series C preferred stock provides that the conversion rate as adjusted as described in clause (B) above will not exceed 2.0325 shares of our common stock per share of Series C preferred stock, which we refer to as the “share cap”, unless and until we receive shareholder approval (as described below), in which case the conversion rate as so adjusted will not exceed 4.0650 shares of common stock per $100 liquidation preference of Series C preferred stock, which we refer to as the “adjusted share cap.” If we do not obtain the requisite shareholder approval to increase the share cap to the adjusted share cap by January 31, 2015, the per annum dividend rate on the Series C preferred stock will increase to 2.75%, and the increased dividend rate will remain in effect until such time, if ever, that our shareholders approve the adjusted share cap.

A description of how the fundamental change make-whole premium will be determined and a table showing the fundamental change make-whole premium that would apply at various stock prices and effective dates is set forth in the Series C certificate of designation.

Conversion Rate Adjustments. The conversion rate of the Series C preferred stock is subject to adjustment upon the occurrence of certain events, including if we distribute cash dividends to holders of outstanding shares of our common stock.

Increased Dividend Rate. If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Series C preferred stock, Post fails to timely file any document or report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than reports on Form 8-K), or the Series C preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series C preferred stock or the related certificate of designations), the per annum dividend rate on the Series C preferred stock will increase by 0.50% during the period for which our failure to file continues or the Series C preferred stock fails to be so freely tradable, as the case may be. Further, if, and for so long as, the restrictive legend on the Series C preferred stock has not been removed, the Series C preferred stock is assigned a restricted CUSIP number or the Series C preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series C preferred stock or the related certificate of designations), as of the 380th day after the last date of original issuance of the Series C preferred stock, the dividend rate on the Series C preferred stock will be increased to 3.0% until the restrictive legend is removed, the Series C preferred stock is assigned an unrestricted CUSIP number and the Series C preferred stock is freely tradable as described above.

Certain Provisions of Missouri Law and Our Articles and Bylaws

Amendment of Articles of Incorporation and Bylaws. The General Business Corporation Law of Missouri (“GBCL”) provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Our articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:

•	two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors, and

•	85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to indemnification of directors, officers and certain other persons, or, unless approved by a majority of the board of directors, any provision relating to certain business combinations.

Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws. Some of the provisions in our articles of incorporation and bylaws and Missouri law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of us;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our shareholders; and

•	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our articles of incorporation and bylaws that could have the effects described above.

Supermajority Voting Requirements for Certain Business Combinations. Our articles of incorporation contain a restriction on transactions defined as “business combinations” (as defined below). No business combination with an “interested shareholder” (as defined below) may be consummated without first being recommended by the board of directors and approved by the affirmative vote of 85% of our then outstanding voting stock of which the interested shareholder is not the beneficial owner. This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws. This approval requirement does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors who were members of our board of directors prior to the time that any interested shareholder became a interested shareholder and any successors of such members who are designated as continuing directors by a majority of our then continuing directors; or

•	the consideration paid in the transaction is in cash or in the same form as the interested shareholder previously paid for a majority of shares owned by the interested shareholder, and the value of consideration received is not less than the higher of (i) the highest price paid by the interested shareholder for any shares in the two years immediately preceding the announcement of the business combination or (ii) the market value of the shares on the date the business combination is approved by our board of directors.

“Business combination” generally includes a merger or consolidation, sale or other disposition of a substantial amount of our assets, a plan of liquidation or dissolution of Post, or other transactions involving the transfer, issuance, reclassification or recapitalization of Post securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 10% of the outstanding shares entitled to vote in the election of directors. In certain circumstances, our board of directors may approve any of the foregoing in lieu of the super-majority shareholder approval provision. “Interested shareholder” generally includes a person who, together with its affiliates and associates, is the beneficial owners of 20% or more of our then outstanding voting stock.

Other Supermajority Voting Requirements. Generally, all matters on which shareholders vote must be approved by a majority of the voting power represented at the meeting, subject to any voting rights granted to holders of any preferred stock. However, in addition to the supermajority requirement for amendment of our articles of incorporation and certain business combinations discussed above, our articles of incorporation also provide that a director may be removed by shareholders only “for cause” and only by the affirmative vote of (i) two-thirds of all members of our board of directors, and (ii) the holders of at least two-thirds of our voting stock.

Classified Board of Directors. Our articles of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Shareholders, Fix the Size of the Board of Directors. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than twelve directors. Our board of directors currently contains nine members.

Directors are Removed for Cause Only. Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of two-thirds of our outstanding voting stock.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders. Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled only by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Shareholders May Only Act by Written Consent Upon Unanimous Written Consent. Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.

No Special Meetings Called by Shareholders. Our bylaws provide that special meetings may only be called by the chairman of our board of directors, our president, or a majority of the entire board of directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.

Advance Notice for Shareholder Proposals and Nominations. Our bylaws contain provisions requiring that advance notice be delivered to Post of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Amendment of Bylaws. Our articles of incorporation and bylaws provide that only two-thirds of the entire board of directors may amend the bylaws.

Missouri Statutory Provisions. Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute. Missouri law contains a “business combination statute” which is similar to the provision in our articles of incorporation and restricts certain “business combinations” (as defined below) between us and an “interested shareholder” (as defined below) or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute. Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent and distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving us which satisfy other specified requirements of the GBCL;

•	transactions with a person who owned a majority of our voting power within the prior year; or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

Takeover Bid Disclosure Statute. Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities as general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the forms of indentures with the SEC as exhibits to the registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

General

The senior debt securities will constitute our senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

We derive substantially all of our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under any debt securities we offer under this prospectus and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us and they could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of the holders of our debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by Post or any other entity; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all notes or other indebtedness, including guarantees, of Post for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

The indentures generally will permit a consolidation, amalgamation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate or amalgamate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and we will be relieved of any further obligation under the indenture and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or any premium on any debt securities of that series when due;

•	our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Post; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee; and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification;

•	waive a continuing default or event of default regarding any payment on any debt security; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus or prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

In addition to our right of discharge described above, if we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

U.S. Bank National Association is the trustee under each of the indentures.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock, common stock, debt securities or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating or entitling holders to purchase from us, and obligating or entitling us to sell to holders, a specific number of shares of common stock, preferred stock, debt securities or other securities, property or assets, at a future date or dates. Alternatively, the purchase contacts may obligate or entitle us to purchase from holders, and obligate or entitle holders to sell to us, a specific or varying number of shares of preferred stock, common stock, debt securities or other securities, property or assets, at a future date. The price per share of preferred stock or common stock may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, undivided beneficial ownership interests in debt securities or shares of preferred stock or debt obligations of third parties, including U.S. Treasury securities, securing holders’ obligations to purchase the preferred stock, common stock, debt securities or other securities, property or assets, under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations in a specified manner. The terms of any purchase contracts and any related guarantee will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement relating to any units we offer will describe the specific terms of those units.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in an accompanying prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Lewis, Rice & Fingersh, L.C., St. Louis, Missouri will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Post Holdings, Inc. Certain matters of New York law will be passed upon for us by Epstein, Becker & Green, P.C., New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Attune Foods, Hearthside Food Solutions and Premier Nutrition Corporation due to their acquisition by Post Holdings, Inc. during 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Agricore United Holdings Inc. for the fiscal year ended October 31, 2013, incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed on January 21, 2014, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

The consolidated financial statements of MFI Holding Corporation, consisting of the consolidated balance sheets as of December 29, 2012 and December 28, 2013 and the related consolidated statements of earnings and comprehensive income, shareholders’ equity and cash flows for the three years in the period ended December 28, 2013, incorporated in this prospectus by reference to our Current Report on Form 8-K filed on May 19, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$(1)
Fees and expenses of the trustee	$(2)
Printing expenses	$(2)
Legal fees and expenses	$(2)
Accounting fees and expenses	$(2)
Miscellaneous	$(2)

Total	$(1)(2)

(1)	Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.
(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

The articles of incorporation of Post Holdings, Inc. limit the liability of our directors to the company and our shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Post’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.

In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We have entered into indemnification agreements with our directors and certain executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16.	Exhibits.

Reference is made to the Index of Exhibits filed as part of this registration statement.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 19, 2014.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Stiritz William P. Stiritz	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 19, 2014

/s/ Robert V. Vitale Robert V. Vitale	Chief Financial Officer (principal financial officer)	May 19, 2014

/s/ Jeff A. Zadoks Jeff A. Zadoks	Senior Vice President and Chief Accounting Officer (principal accounting officer)	May 19, 2014

/s/ Terence E. Block Terence E. Block	Director and President, Chief Operating Officer	May 19, 2014

* Jay W. Brown	Director	May 19, 2014

* Edwin H. Callison	Director	May 19, 2014

* Gregory L. Curl	Director	May 19, 2014

* William H. Danforth	Director	May 19, 2014

* Robert E. Grote	Director	May 19, 2014

* David P. Skarie	Director	May 19, 2014

*By:	/s/ Diedre J. Gray
Diedre J. Gray Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

*1.1	Form of Underwriting Agreement.

**2.1	Separation and Distribution Agreement dated as of February 2, 2012 by and among Ralcorp Holdings, Inc., the Company and Post Foods, LLC (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on February 8, 2012)

**2.2	Transition Services Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K filed on February 8, 2012)

**2.3	Employee Matters Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on February 8, 2012)

**2.4	Contribution Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.4 to the Company’s Form 8-K filed on February 8, 2012)

**2.5	Share Purchase Agreement, dated as of December 7, 2013, by and among Tricor Pacific Capital Partners (Fund IV), Limited Partnership, Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership, The Manufacturer’s Life Insurance Company, Richard Harris, 0987268 B.C. LTD, Post Holdings, Inc. and Tricor Pacific Capital Partners (Fund IV), ULC. (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on December 9, 2013)***

**2.6	Securities Purchase Agreement, dated as of December 8, 2013, by and among Dymatize Enterprises, LLC, TA/DEI-A Acquisition Corp., TA/DEI-B-1 Acquisition Corp., TA/DEI-B-2 Acquisition Corp., TA/DEI-B-3 Acquisition Corp., each of the persons identified as a “TA Fund” on Appendix I to the Securities Purchase Agreement, Imperial Capital, LLC, Dymatize Management Holdings, Inc., Dymatize Enterprises Equity Plan, LLC, TA Associates Management, L.P., Post Acquisition Sub III, LLC and Post Holdings, Inc. (Incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K filed on December 9, 2013)***

**2.7	Stock and Asset Purchase Agreement, dated as of February 3, 2014, by and among Gerber Products Company, Nestlé Australia Ltd, Nestlé Deutschland AG, Post Acquisition Sub IV, Inc., Post Australia Pty Ltd and Post Holdings, Inc. (Incorporated by reference to Exhibit 2.5 to the Company’s Form 10-Q for the quarter ended March 31, 2014 filed on May 9, 2014)***

**2.8	Intellectual Property Purchase and License Agreement, dated as of February 3, 2014, by and among Societe des Produits Nestle S.A., Nestec S.A., Post Acquisition Sub IV, Inc. and Post Holdings, Inc. (Incorporated by reference to Exhibit 2.6 to the Company’s Form 8-K filed on May 9, 2014))***

**2.9	Agreement and Plan of Merger among Post Holdings, Inc., Acquisition Sub, Inc., MFI Holding Corporation and GS Capital Partners VI Fund, L.P. dated as of April 16, 2014 (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on April 17, 2014)***

**4.1	Indenture dated as of February 3, 2012 by and among the Company, the Guarantors (as defined) and Wells Fargo Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 8, 2012)

**4.2	Certificate of Designation, Preferences and Rights of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 26, 2013)

**4.3	Registration Rights Agreement dated as of July 18, 2013, by and among the Company, Post Foods, LLC, and Attune Foods, LLC, as guarantors, and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp., Goldman, Sachs & Co., Nomura Securities International, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on July 18, 2013)

Exhibit No.	Description

**4.4	Indenture dated as of November 18, 2013 by and among the Company, the Guarantors (as defined) and Wells Fargo Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on November 18, 2013)

**4.5	Certificate of Designation, Preferences and Rights of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 16, 2013)

4.6	Form of Senior Indenture

4.7	Form of Subordinated Indenture

*4.8	Form of Warrant

*4.9	Form of Warrant Agreement

*4.10	Form of Purchase Contract Agreement

*4.11	Form of Unit Agreement

5.1	Opinion of Lewis, Rice & Fingersh, L.C.

5.2	Opinion of Epstein Becker & Green, P.C.

12.1	Computation of ratio of earnings to fixed charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Eide Bailly LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5.1)

23.5	Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page of original filing)

25.1	Statement of Eligibility of Trustee under the Senior Indenture on Form T-1

25.2	Statement of Eligibility of Trustee under the Subordinated Indenture on Form T-1

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.
**	Incorporated by reference.
***	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission